Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Michael J. Janosco Jr., Chief Financial Officer

TELEPHONE: (413) 568-1911

NEW WESTFIELD FINANCIAL, INC. ANNOUNCES THE RESULTS OF ITS

STOCK OFFERING; CONFIRMS ORDERS TO SELL 18,400,000 SHARES OF ITS

COMMON STOCK AT $10.00 PER SHARE

Westfield, MA, January 2, 2007: New Westfield Financial, Inc. (the “Company”), the proposed holding company for Westfield Bank and successor company for Westfield Financial, Inc. (AMEX: WFD), today announced that it has completed the syndicated offering portion of its second step conversion. New Westfield Financial will be renamed “Westfield Financial, Inc.” once the second step conversion and stock offering have been completed.

Orders for a total of 3,997,404 shares at a purchase price of $10.00 per share have been accepted in the syndicated offering, for which Keefe, Bruyette & Woods, Inc. acted as lead manager. The Company has received orders for 14,402,596 shares in the subscription offering and the community offering portion of its second step conversion. As a result, the Company anticipates that a total of 18,400,000 shares will be sold in the subscription offering, community offering and syndicated offering combined.

In addition, upon the completion of the conversion and stock offering, stockholders of Westfield Financial, Inc. will receive 3.28138 shares of the Company’s common stock in exchange for shares of Westfield Financial, Inc. common stock. In the aggregate, existing stockholders of Westfield Financial, Inc. will receive approximately 13,524,247 shares of the Company’s stock, less fractional shares cashed-out. Shares issued in the offering and exchange will have the CUSIP number of 96008P 10 4.

The Company has received the regulatory, stockholder and depositor approvals necessary to complete the second step conversion. The transaction is scheduled to close on January 3, 2007, at which time Westfield Mutual Holding Company will cease to exist. The shares of common stock sold in the offering and issued in the exchange will trade on The American Stock Exchange under the symbol “WFD.”

Westfield Bank is headquartered in Westfield, Massachusetts and operates through 10 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. Westfield Bank’s deposits are insured by the Federal Deposit Insurance Corporation.

This press release contains certain forward-looking statements. These forward-looking statements are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements. These forward-looking statements may be subject to significant known and unknown risks, uncertainties, and other factors, including, but not limited to, those matters referred to in the preceding sentence.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus (and, in the case of the subscription offering, an accompanying stock order form). The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.